Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-31948, 333-53170, 333-99159, 333-102877, 333-103763, 333-104947, 333-109578, 333-111805, 333-117409, 333-117508, 333-124859 and 333-149819) on Form S-8 and the Registration Statements (Nos. 333-112404, 333-106578, 333-120366, 333-137578 and 333-149820) on Form S-3 of The South Financial Group, Inc. of our report dated February 28, 2008, except with respect to our opinion on the Consolidated Financial Statements insofar a it relates to the effects of changes in segments discussed in Notes 12 and 30, for which the date is May 14, 2008, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/PricewaterhouseCoopers LLP
Charlotte, North Carolina
May 14, 2008